EXHIBIT 4.2
CONFIDENTIAL TREATMENT MATERIAL

CONFIDENTIAL TREATMENT REQUESTED: Information for which confidential treatment has been requested is omitted and is noted with asterisks. An unredacted version of this document has been filed separately with the Securities and Exchange Commission (the “Commission”).

__________________________________________________________________

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
by and among
AGENUS INC.,
and
the PURCHASERS named herein
Dated: February 20, 2015
Amended: February 25, 2015
__________________________________________________________________

Senior Subordinated Notes
due February 20, 2018
Warrants to purchase Common Stock
of Agenus Inc.

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
THIS AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, and including all exhibits and schedules hereto, this “Agreement”) is entered into as of February 20, 2015 by and among AGENUS INC., a Delaware corporation (the “Borrower”) and the purchasers signatories hereto (the “Purchasers”).
RECITALS:
A.    The Borrower and certain Purchasers party hereto (the “Existing Purchasers”) entered into that certain Note Purchase Agreement, dated as of April 15, 2013 (the “Prior Agreement”), pursuant to which (i) the Existing Purchasers purchased from the Borrower Senior Subordinated Notes issued by the Borrower on April 15, 2013 in the aggregate principal amount of $5,000,000 (collectively, the “2013 Notes”) and (ii) the Borrower issued to the Existing Purchasers certain warrants to purchase up to 500,000 shares of Common Stock of the Borrower at an exercise price of $4.41 per share (collectively, the “2013 Warrants”).
B.    The Borrower has requested that (i) the Existing Purchasers exchange the principal amounts outstanding under the 2013 Notes for equivalent principal amounts of Senior Subordinated Notes of the Borrower issued hereunder (collectively, the “2015 Notes” or the “Notes”) and (ii) certain Existing Purchasers loan additional amounts to the Borrower in exchange for 2015 Notes and certain additional Warrants as described herein (the “2015 Warrants”). The 2013 Warrants will remain outstanding for the term of such 2013 Warrants.
C.    The Borrower has requested that certain new Purchasers (the “New Purchasers”) loan amounts to the Borrower in exchange for 2015 Notes and certain Warrants as described herein.
D.    The Borrower and the Existing Purchasers desire to amend and restate the Prior Agreement to accomplish the foregoing.
D.    The Borrower and each Purchaser is executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.
E.    The parties hereto wish to set forth herein their understandings and agreements pertaining to the transactions contemplated herein.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchasers, the Borrower and their respective successors and assigns hereby agree as follows:
Article I.
THE INVESTMENT

6622466

SECTION 1.1    Initial Closing, Subsequent Closings and Funding.
(a)    On the terms and subject to the conditions set forth herein, on the Initial Closing Date, for an aggregate purchase price of $12,000,000, the Purchasers will severally purchase from the Borrower, and the Borrower will issue and sell severally to the Purchasers, the Notes and Warrants as follows: (a) the Borrower will severally issue to the Purchasers the Notes in an aggregate principal amount for all Purchasers of $12,000,000 and for each Purchaser in accordance with its Total Commitment as set forth on Schedule 1.1 and (b) the Borrower will issue to each Purchaser Warrants to purchase that number of shares of Common Stock of the Borrower (collectively, the “Warrants”) in accordance with such Purchaser’s individual allocation set forth opposite such Purchaser’s name on Schedule 1.1 under the heading “Allocation of 2015 Warrants” (which shall be in addition to the 2013 Warrants previously issued to the Existing Purchasers under the Prior Agreement). All such Indebtedness shall be evidenced by, and is to be repaid according to the terms of, one or more Notes.
(b)    Within 30 days following the Initial Closing Date, the Borrower may hold one or more subsequent closings (each a “Subsequent Closing”) for the purchase and sale of additional Notes in an aggregate principal amount of up to $2,000,000. On each Subsequent Closing Date, each additional New Purchaser shall (i) execute a counterpart signature page to this Agreement and (ii) purchase a Note for the principal amount equal to its Total Commitment (which shall be reflected on an updated Schedule 1.1), and the Borrower shall (i) deliver to such Purchaser an executed Note and (ii) issue to such New Purchaser a Warrant in accordance with such New Purchaser’s individual allocation set forth opposite such Purchaser’s name on an updated Schedule 1.1 under the heading “Allocation of 2015 Warrants.”
(c)    Each New Purchaser shall pay for his/her/its Note by wire transfer of immediately available funds in an amount equal to its Total Commitment set forth on Schedule 1.1. Each Existing Purchasers shall pay for his/her Note by: (i) exchange of the outstanding principal amount of such Existing Purchaser’s 2013 Note for an equivalent principal amount of a 2015 Note set forth opposite such Existing Purchaser’s name on Schedule 1.1 under the heading “2013 Note Principal Rollover Amount” and/or (ii) wire transfer of immediately available funds in an amount set forth opposite such Existing Purchaser’s name on Schedule 1.1 under the heading “New Cash Commitment to Purchase 2015 Notes.”
(d)    Within 10 days after the Initial Closing Date, the Borrow shall pay each Existing Purchaser all outstanding interest owed under the 2013 Notes.
SECTION 1.2    Repayment of the Notes. The principal amount of the Notes shall be repaid in full on the Maturity Date.
SECTION 1.3    Interest on the Notes. The Notes shall bear interest at the Interest Rate, payable on the first day of each month in arrears. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.
SECTION 1.4    Optional Prepayment. The Borrower may prepay the Notes at any time, in part or in full, without premium or penalty.

6622466

SECTION 1.5    Payments.
(a)    The Borrower shall make each payment (including principal of or interest on the Notes or other amounts) hereunder and under any other Investment Document not later than 1:00 P.M. (New York City time) on the date when due in immediately available Dollars, without setoff, defense or counterclaim; provided, each payment (including principal of or interest on the Notes or other amounts) hereunder shall be made free and clear and without deduction for or withholding of taxes, except as required by Applicable Law. Each such payment shall be made to each Purchaser pursuant to written instructions from such Purchaser to the Borrower, including pursuant to wire transfer instructions.
(b)    Whenever any payment (including principal of or interest or other amounts) hereunder or under any other Investment Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.
(c)    All payments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
(d)    If after receipt of any payment which is applied to the payment of all or any part of the Obligations, any Purchaser or any Affiliate of such Purchaser is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Purchaser or such Affiliate and the Borrower shall be liable to pay to such Purchaser and such Affiliate, and hereby does indemnify the Purchaser and any such Affiliates and hold the Purchasers and any such Affiliate harmless for the amount of such payment or proceeds surrendered.
(e)    The provisions of this Section 1.5 shall be and remain effective notwithstanding any contrary action which may have been taken by a Purchaser or any of its Affiliates in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Purchasers’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.
SECTION 1.6    Warrants. At the Initial Closing or any Subsequent Closing, the Borrower shall issue and sell the Warrants to the Purchasers as provided in Section 1.1. Notwithstanding anything herein to the contrary, the 2013 Warrants held by the Existing Purchasers shall remain valid and binding obligations of the Borrower during the term of such 2013 Warrants.
SECTION 1.7    Warrant Allocation. The Purchasers and the Borrower acknowledge and agree that, for purposes of Section 1273 the Code, the Notes will be issued with original issue discount. The Purchasers and the Borrower agree to recognize and adhere to the determinations and allocations of original issue discount and valuation of the Notes and Warrants as determined by the Borrower for all federal and state income tax purposes and file all tax returns in a manner consistent

6622466

herewith. Each Purchaser may obtain information regarding the amount of any original issue discount, the issue price, the issue date and the yield to maturity of the Notes and the allocation of the purchase price between the Warrants and the Notes by contacting the Borrower in accordance with Section 5.1.
SECTION 1.8    Use of Proceeds. The Borrower shall use the cash proceeds of the investment hereunder for general corporate purposes, which may include, without limitation, working capital, capital expenditures, repayment and refinancing of debt, research and development expenditures, clinical trial expenditures, acquisitions of additional companies or technologies and investments.
SECTION 1.9    Subordination. The Notes and the rights and obligations evidenced by the Notes issued under this Agreement are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the “Subordination Agreement”), dated as of April 15, 2013, by and among Silicon Valley Bank, a California corporation, and each of the parties listed on Schedule 1 to such Subordination Agreement, as amended by (i) that certain First Amendment and Joinder to and Ratification of Subordination Agreement, dated as of February 20, 2015 and (ii) that certain Second Amendment and Joinder to and Ratification of Subordination Agreement, dated as of February 25, 2015.
SECTION 1.10    2013 Note Cancellation. Upon the issuance of 2015 Notes to the Existing Purchasers in exchange for the 2013 Notes at the Initial Closing, each Existing Purchaser hereby agrees that such Existing Purchaser’s 2013 Note will be cancelled and extinguished and all obligations of the Borrower under such 2013 Note will be thereby discharged (except to extent set forth in Section 1.1(d) above).

ARTICLE II.
CONDITIONS
SECTION 2.1    Conditions to Closing. The obligation of the Borrower and the Purchasers to enter into this Agreement and to perform their obligations hereunder is subject to the satisfaction of the following conditions on or prior to the Initial Closing Date and any Subsequent Closing Date (as the case may be):
(a)    The representations and warranties set forth in Article IV hereof and in the other Investment Documents shall be true and correct in all material respects on and as of the Initial Closing Date or any Subsequent Closing Date (as the case may be).
(b)    The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Investment Document on its part to be observed or performed, and at the time of and immediately after the Initial Closing and each Subsequent Closing (as the case may be), no Event of Default or Default shall have occurred and be continuing before or after giving effect to the Investment Documents.
(c)    The Purchasers shall have received the following items as of the Initial Closing or any Subsequent Closing (as the case may be):

6622466

(i)    the Notes and the Warrants, duly executed by the Borrower and each of the other Investment Documents, duly executed by each of the parties thereto, in each case in a form satisfactory to the Purchasers; and
(ii)    (A) a copy of the certificate or articles of incorporation or analogous organizational documents of the Borrower, including all amendments thereto (the “Certified Charter”), certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State, and (B) a certificate of the Secretary or Assistant Secretary of the Borrower dated as of the Initial Closing Date and certifying (1) that attached thereto is a true and complete copy of the by-laws or analogous operational documents or agreements of the Borrower as in effect on the Initial Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Investment Documents and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate or articles of incorporation or analogous organizational documents of the Borrower have not been amended since the date of the last amendment thereto shown on the Certified Charter, and (4) as to the incumbency and specimen signature of each officer executing any Investment Document or any other document delivered in connection herewith on behalf of the Borrower.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
In order to induce the Purchasers to enter into the Transaction, the Borrower represents and warrants to the Purchasers on the Initial Closing Date or any Subsequent Closing Date (as the case may be) that, and, in order to induce the Borrower to enter into the Transaction, each Purchaser represents and warrants solely as set forth in Section 3.9 that:
SECTION 3.1    Organization; Powers. The Borrower: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has the power and authority to own its Property and to carry on its business as now conducted and as proposed to be conducted, except where any failure to do so would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; and (d) has the power and authority to execute, deliver and perform its obligations under each of the Investment Documents and each other agreement or instrument contemplated hereby, and to borrow hereunder, as applicable.
SECTION 3.2    Authorization. The execution, delivery and performance by the Borrower of each of the Investment Documents and the obligations hereunder and thereunder (collectively, the “Transaction”) (a) have been duly authorized by all necessary corporate action on the part of the Borrower and (b) will not: (i) violate (A) (x) any Applicable Law, or (y) the articles of incorporation of the Borrower, or (B) any provision of any material indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or its Property is or may be

6622466

bound, except in the case of clauses (A)(x) and (B), as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) upon or with respect to any Property now owned or hereafter acquired by the Borrower, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
SECTION 3.3    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Investment Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law and the availability of the remedy of specific performance.
SECTION 3.4    Governmental Approvals. The Borrower has all material governmental authorizations, approvals, consents, permits, licenses, certifications and qualifications, and has complied in all material respects with all applicable requirements of the United States, and other jurisdictions where the Borrower conducts business or owns Property, to conduct its business as is presently conducted and to own and operate its facilities as they are presently operated, including as may be required under Foreign Relations Laws. No action, consent or approval or registration or filing with or any other action by any Governmental Authority is required in connection with the Transaction, except for such as have been made or obtained and are in full force and effect.
SECTION 3.5    Compliance with Laws. The Borrower is not in, nor will the continued operation of the Business or its Property as currently operated result in a breach of, default under, or violation of (i) any Applicable Law, (ii) any judgment, writ, injunction, decree or order of any Governmental Authority, or (iii) any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract, or other agreement, instrument or obligation to which it is a party or by which it is bound or to which the Business or any of its Property is subject, except in each case as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Without limiting the foregoing, the Borrower is in compliance in all material respects with, and neither the entering into of the Investment Documents nor the use of the proceeds of the Loans will violate in any material respect: any law, rule or regulation relating to anti-terrorism or money laundering, including the Anti-Terrorism Order, the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or any other Foreign Relations Laws.
SECTION 3.6    No Integrated Offering. Neither the Borrower, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers

6622466

to buy any security, under circumstances that would require registration of the Securities to the Purchasers under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Borrower for purposes of the Securities Act.
SECTION 3.7    SEC Documents; Financial Statements. Since December 31, 2013, the Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the “1934 Act”) (all of the foregoing and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder and applicable thereto, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Borrower included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
SECTION 3.8    Absence of Certain Changes. Except as disclosed in the SEC Documents since December 31, 2013, there has been no material adverse change and no material adverse development in the business, properties, assets, operations, results of operations, or financial condition of the Borrower.
SECTION 3.9    Representations and Warranties of the Purchasers.
Each Purchaser represents and warrants with respect to only itself that:
(a)    No Public Sale or Distribution. Such Purchaser is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.
(b)    Accredited Investor Status. Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. No Purchaser has committed a “bad actor” disqualifying event within the meaning of Rule 506(d)(l)(i)-(viii) of Regulation D.

6622466

(c)    Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.
(d)    Information. Such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Borrower and materials relating to the offer and sale of the Securities which have been requested by such Purchaser. Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Borrower. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in the Agreement. Such Purchaser understands that its investment in the Securities involves a high degree of risk.
(e)    Experience of Such Purchaser. Such Purchaser understands that its investment in the Securities involves a high degree of risk. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and is able to afford a complete loss of such investment.
(f)    No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.
(g)    Transfer or Resale. Such Purchaser will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless (i) pursuant to an effective registration statement under the Securities Act, (ii) such Purchaser provides the Borrower with reasonable assurances and customary representations, that such Securities can be sold pursuant to Rule 144 under the Securities Act. Notwithstanding anything to the contrary contained in the Agreement, such Purchaser may transfer (without restriction) the Securities to its Affiliates provided that such Affiliate is an “accredited investor” under Regulation D and such affiliate agrees to be bound by the terms and conditions of the Agreement.
(h)    Legends. Such Purchaser understands that the certificates or other instruments representing the Notes and, until such time as the resale of the Warrant Interests have been registered under the Securities Act, the stock certificates representing the Warrant Interests, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates and instruments)

6622466

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) THE TRANSFEROR PROVIDES THE BORROWER WITH REASONABLE ASSURANCES AND CUSTOMARY REPRESENTATIONS THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.
The legend set forth above shall be removed and the Borrower shall issue a certificate or instrument without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the Securities Act; provided, that each Purchaser has complied with or covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of such Securities pursuant to a registration statement or (ii) in connection with a sale, assignment or other transfer, such holder provides the Borrower with reasonable assurances and customary representations to the effect that such legend is not required under applicable requirements of the Securities Act.
ARTICLE IV.
EVENTS OF DEFAULT AND REMEDIES
SECTION 4.1    Events of Default. If any of the following events (“Events of Default”) occurs:
(a)    the Borrower shall fail to pay (i) any amount of principal of any Notes when due or (ii) any amount of interest thereon or other amount payable hereunder or under any Note or any other Loan Document, for a period of five (5) Business Days from the day such payment is due, excluding any payments due on the Maturity Date; or
(b)    default is made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Investment Document and such default continues unremedied for a period of forty-five (45) days after the date upon which notice thereof is given to the Borrower by the Required Purchasers;
(c)    any representation or warranty made or deemed made by the Borrower under any Investment Document hereunder or any representation, warranty or certification contained in any report, certificate, financial statement or other instrument furnished by the Borrower in connection with or pursuant to any Investment Document, proves to have been incorrect in any material respect when so made, deemed made or furnished (except to the extent already qualified by materiality, in which case, it shall prove to have been incorrect in any respect);
(d)    any event of default is declared or otherwise occurs (after giving effect to any applicable notice and/or grace periods) that has the effect of accelerating the maturity thereof

6622466

under any Indebtedness of the Borrower having an aggregate principal amount of $13,500,000 or greater;
(e)    the occurrence of any of the following: (i) the Borrower shall have made an assignment for the benefit of its creditors; (ii) the Borrower shall have become unable, admit in writing its inability or generally fail, to pay its debts as they become due; (iii) the Borrower shall have filed a voluntary petition in bankruptcy; (iv) the Borrower shall have been adjudicated bankrupt or insolvent; (v) the Borrower shall have filed any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law pertinent to such circumstances; (vi) the Borrower shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against the Borrower; (vii) the Borrower shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of the Borrower or of all or any substantial part of the Properties of the Borrower; (viii) 90 days shall have elapsed after the commencement of an action against the Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of the Borrower having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (ix) ninety (90) days shall have expired after the appointment, without the consent or acquiescence of the Borrower of any trustee, receiver or liquidator of the Borrower or of all or any substantial part of the Properties of the Borrower without such appointment having been vacated;
(f)    the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of the Borrower;
(g)    judgments or orders for the payment of money shall be entered against the Borrower by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower, that in the aggregate equal or exceed $13,500,000 in value (to the extent not covered by independent third-party insurance) and such judgments, orders, warrants or process shall continue undischarged or unstayed for 45 days;
(h)    any Investment Document shall be canceled, terminated, revoked or rescinded (or any notice of such cancellation, termination, revocation or rescission given) other than in accordance with its terms; or any action at law, suit in equity or other legal proceeding to cancel, revoke, or rescind any Investment Document shall be commenced by or on behalf of the Borrower, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a final, non appealable determination that, or shall issue a final non appealable judgment, order, decree or ruling to the effect that, any one or more of the Investment Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
then: (i) in every such event other than an Event of Default described in Section 4.1(e) above, and at any time thereafter during the continuance of such event, the Required Purchasers may, by notice to the Borrower declare the principal amount then outstanding under the Notes to be forthwith due and payable in whole or in part, whereupon the principal amount so declared to be due and payable

6622466

and accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Investment Document in respect of such Notes, shall become forthwith due and payable, without presentment demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Investment Document to the contrary notwithstanding; and (ii) in any event with respect to an Event of Default described in Section 4.1(e) above, the principal of the Notes then outstanding and accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Investment Document, shall automatically become due and payable, without presentment demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Investment Document to the contrary notwithstanding.
SECTION 4.2    Waivers. The Borrower waives presentment, demand, notice of dishonor, and protest, and all demands and notices of any action taken by the Purchasers under this Agreement, except as otherwise provided herein.
SECTION 4.3    Enforcement Actions. The Required Purchasers may, at their option, collect all or any portion of the Obligations or enforce against the Borrower any of the Purchasers’ rights and remedies with respect to the Obligations including: (a) commencing or pursuing legal proceedings to collect any amounts owed with respect to or to otherwise enforce the Obligations; or (b) executing upon, or otherwise enforcing, any judgment obtained with respect to the payment or performance of the Obligations.
SECTION 4.4    Costs. The Borrower shall pay all reasonable expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Notes shall become due at their maturity date or otherwise (including reasonable attorneys’ fees and costs) which the Purchasers may reasonably incur in connection with the collection or enforcement of any of the Obligations.
SECTION 4.5    Remedies Non-Exclusive. None of the rights, remedies, privileges or powers of the Purchasers expressly provided for herein are exclusive, but each of them is cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of each of the Purchasers, whether pursuant to the other Investment Documents, at law or in equity, by statute or otherwise.
ARTICLE V.
MISCELLANEOUS
SECTION 5.1    Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(f)    if to the Borrower:
3 Forbes Road
    Lexington, MA 02421
    Attention: Vice President of Finance
    Facsimile: (781) 674-4200

6622466

With a copy to:
3 Forbes Road
    Lexington, MA 02421
    Attention: Legal Department
    Facsimile: (781) 674-4200
With a copy to:
Choate, Hall & Stewart LLP
    Two International Place
    Boston, MA 02110
    Attention: Gerald E. Quirk
    Facsimile: (617) 502-4817
(g)    if to any Purchaser, at the contact information provided in Schedule 5.1.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business day delivery or (iii) on the date on which it is sent by (x) facsimile with acknowledgment of receipt at the number to which it is required to be sent or (y) electronic transmission upon electronic communication from the recipient acknowledging receipt (whether automatic or manual from the recipient), in each case to the intended recipient as set forth above.
SECTION 5.2    Successors and Assigns.
(a)    Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Purchasers that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(b)    The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Purchasers, and any attempted assignment or delegation without such consent shall be null and void. Subject to Section 3.9(g), each Purchaser may assign or delegate any of its rights or duties hereunder or under the Notes; provided the prior written consent of the Borrower shall be required (and any attempted assignment or delegation without such consent shall be null and void) except in the case of an assignment to a Purchaser or an Affiliate of a Purchaser that is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.
SECTION 5.3    Waiver of Consequential and Punitive Damages. The parties hereto waive to the fullest extent permitted by Applicable Law all claims to consequential and punitive damages in any lawsuit or other legal action brought by any of them against any other of them in respect of (i) any claim among or between any of them arising under this Agreement, the other Investment Documents, or any other agreement or agreements between or among any of them at any time,

6622466

including any such agreements, whether written or oral, made or alleged to have been made at any time prior to the Initial Closing Date and each Subsequent Closing Date, and all agreements made hereafter or otherwise, and (ii) any and all claims arising under common law or under any statute of any state or the United States of America, including any thereof in contract, tort, strict liability or otherwise, whether any such claims be now existing or hereafter arising, now known or unknown. The Purchasers and the Borrower acknowledge and agree that this waiver of claims for consequential damages and punitive damages is a material element of the consideration for this Agreement.
SECTION 5.4    Applicable Law. THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER INVESTMENT DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 5.5    Waivers.
No failure or delay of a Purchaser in exercising any power or right hereunder or under any other Investment Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Purchasers hereunder and under the other Investment Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
SECTION 5.6    Interest Rate Limitation. If at any time the Interest Rate, together with all fees, charges, and other amounts which are treated under Applicable Law as interest thereunder (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Purchasers in accordance with Applicable Law, the rate of interest payable in respect thereof, together with all Charges payable in respect thereof shall be limited to the Maximum Rate. If, from any circumstance whatsoever, the Purchasers shall ever receive anything of value deemed Charges by Applicable Law in excess of the Maximum Rate, an amount equal to any excessive Charges shall be applied to the reduction of the principal balance owing under the Notes (whether or not then due) or at the option of the Required Purchasers be paid over to the Borrower, and not to the payment of Charges. All Charges (including any amounts or payments deemed to be Charges) paid or agreed to be paid to the Purchasers shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal balance of the Notes so that the Charges thereof for such full period will not exceed the Maximum Rate.
SECTION 5.7    Entire Agreement. This Agreement and the other Investment Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Investment Documents, including without limitation the Prior Agreement. Upon execution of this Agreement by the parties hereto, all surviving provisions of the Prior Agreement are and shall be null and void and of no further effect. Nothing in this Agreement or in the other Investment Documents, expressed or implied, is intended to confer upon any party

6622466

other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Investment Documents.
SECTION 5.8    WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER INVESTMENT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.
SECTION 5.9    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Investment Document should be held invalid, illegal or unenforceable in any way, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 5.10    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile, email in pdf format or similar electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 5.11    Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or to be taken into consideration in interpreting, this Agreement.
SECTION 5.12    Jurisdiction; Consent to Service of Process.
ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY INVESTMENT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY INVESTMENT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN

6622466

DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND EACH PURCHASER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. THE BORROWER AND EACH PURCHASER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY INVESTMENT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY INVESTMENT DOCUMENT IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 5.1. NOTHING IN THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
SECTION 5.13    Consents and Approvals.
(a)    Subject to the terms of Section 5.13(b), to the extent that (i) the terms of this Agreement or any of the other Investment Documents require the Borrower to obtain the consent or approval of the Purchasers, (ii) the Borrower seeks an amendment to or termination of any of the terms of this Agreement or any of the Investment Documents, or (iii) the Borrower seeks a waiver of any right granted to the Purchasers under this Agreement or any of the Investment Documents, such consent, approval, action, termination, amendment or waiver (each, an “Approval”) shall be made by the Purchasers of Notes representing at least a majority of the aggregate principal amount outstanding under all of the Notes (the “Required Purchasers”).
(b)    Notwithstanding anything to the contrary contained in Section 5.13(a), each Purchaser may, in its sole discretion, agree to any consent, approval, action, termination, amendment or waiver that solely effects the rights of such Purchaser hereunder and under the other Investment Documents.
(c)    Each Purchaser agrees that, for the benefit of the other Purchasers, any proceeds received upon enforcement by such Purchaser of its rights and remedies under this Agreement, will be divided pro rata among all Purchasers.
SECTION 5.14    Relationship of the Parties; Advice of Counsel. This Agreement provides for the making of an investment by the Purchasers, in their capacity as lenders, in the Borrower, in its capacity as a borrower, and for the payment of interest and repayment of principal by the Borrower to the Purchasers. Nothing contained in this Agreement shall be construed as permitting or obligating the Purchasers to control the Borrower or to conduct the Borrower’s operations, as creating any fiduciary obligation on the part of the Purchasers to the Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement or as may otherwise exist apart from this Agreement and the other Investment Documents. The Purchasers are not (and shall not be construed as) a partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of the Borrower;

6622466

the Purchasers nor the Borrower intend that the Purchasers assume such status, and, accordingly, the Purchasers shall not be deemed as a result of this Agreement and the other Investment Documents responsible for (or a participant in) any acts or omissions of the Borrower. Each of the Purchasers and the Borrower represent and warrant to the other that it has had the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.
SECTION 5.15    Confidentiality. Each of the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ directors, officers, employees, investors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted transferee of any of its rights or obligations under this Agreement; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Purchaser on a non-confidential basis from a source other than the Borrower; provided that such source is not bound by a confidentiality agreement. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or their business, other than any such information that is available to any Purchaser on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 5.16    Transfer of Notes.
(a)    Upon surrender of any Note for transfer or for exchange to the Borrower at its principal office, the Borrower at its expense will execute and deliver in exchange therefor a new Note or Notes, as the case may be, of the same type in denominations of at least $500,000, as requested by the holder or transferee, which aggregate the unpaid principal amount of such Note, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor. The Borrower shall keep a register for the recordation of the principal amount (and related interest amounts) of each Note
(b)    Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Borrower may determine (or an unsecured indemnity agreement from the Purchaser reasonably satisfactory to the Borrower), or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Borrower at its principal office, the Borrower at its expense will execute and deliver, in lieu

6622466

thereof, a new Note of the same class and of like tenor, dated so that there will be no loss of interest on (and registered in the name of the holder of) such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Borrower shall be deemed to be not outstanding for any purpose of this Agreement.
SECTION 5.17    Registration. The Borrower shall exercise commercially reasonable efforts to file within one hundred twenty (120) days of the Initial Closing Date a registration statement with the Securities and Exchange Commission registering for resale by the Warrant Holders of the Common Stock issued in connection with any exercises of the Warrants and, thereafter, shall use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act. Notwithstanding the foregoing, if the board of directors of the Borrower determines in good faith that the use or continued use of such registration statement, at any time, would (i) require the Borrower to make a public disclosure of information that, in the good faith judgment of the Borrower, would be required to be made in such registration statement so that such registration statement would not be materially misleading and (ii) the Borrower has a bona fide business purpose for not disclosing publicly at such time, the Borrower shall have the right to, upon written notice to the Warrant Holders to defer the filing or suspend use of the registration statement until such time as the Borrower determines that such information is no longer material or may be disclosed publicly.
ARTICLE VI.
DEFINITIONS
SECTION 6.1    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“1934 Act” has the meaning specified in Section 3.7.
“2013 Notes” has the meaning specified in the recitals.
“2013 Warrants” has the meaning specified in the recitals.
“Affiliate” with reference to any Person any other Person Controlling, Controlled by or under direct or indirect common Control with that Person.
“Agreement” has the meaning specified in the introduction to this Agreement.
“Anti-Terrorism Order” means Executive Order No. 13,244 66 Fed Reg. 49,079 (2001) issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism).
“Applicable Law” means any applicable Federal, state, foreign or local law, ordinance, order, decree, regulation, rule or requirement of any Governmental Authority, including Foreign Relations Laws.
“Approval” has the meaning specified in Section 5.13(a).
“Borrower” has the meaning specified in the introduction to this Agreement.

6622466

“Business” means the business engaged in by the Borrower and its Subsidiaries as of the Initial Closing Date and such other businesses that are ancillary or related thereto.
“Business Day” means any day other than a Saturday, Sunday or day on which banks in Boston, Massachusetts are required by Applicable Law to close.
“Capitalized Leases” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.
“Certified Charter” has the meaning specified in Section 2.1(c)(ii).
“Charges” has the meaning specified in Section 5.6.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations thereunder, as the same may from time to time be supplemented or amended and in effect.
“Common Stock” means the common stock of the Borrower.
“Consolidated” has the meaning ascribed to such term under GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.
“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
“Dollars” or “$” means Dollars in lawful currency of the United States of America.
“Events of Default” has the meaning specified in Article V.
“Existing Purchasers” has the meaning specified in the recitals.
“Foreign Relations Laws” means, collectively, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.), the Foreign Agents Registration Act of 1938, as amended (22 U.S.C. §611, et seq.), the UK Bribery Act 2010, as amended, OFAC, the Patriot Act, the Anti-Terrorism Act, the Trading with the Enemy Act, as amended, and any and all other anti-bribery laws, rules, regulations, promulgations and directives, anti-corruption or anti-terrorism laws, rules, regulations, promulgations and directives, embargos, trading and economic sanctions and restrictions, and including other laws, rules, regulations, promulgations and directives regulating payments by Persons to foreign government officials to assist in obtaining or retaining business, anti-bribery laws, rules, regulations, promulgations and directives, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, subtitle B, Chapter V, as amended) and laws, rules, regulations, promulgations and directives prohibiting the willful use of the mails or any means of instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay, or authorization of the payment of money or anything of value to any Person, foreign or domestic.

6622466

“GAAP” means the generally accepted accounting principles in the United States of America, consistently applied.
“Governmental Authority(ies)” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantees” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness; or (c) to maintain a fixed or formula amount of working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The word “Guarantee” when used as a verb shall have the correlative meaning.
“Indebtedness” means, as applied to any Person, (i) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person, and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by such Person, whether or not the obligations secured thereby shall have been assumed (provided that operating equipment leases shall not constitute Indebtedness), (iv) that portion of all obligations arising under Capitalized Leases that is required to be capitalized on the Consolidated balance sheet of such Person, (v) all Guarantees, (vi) all obligations outstanding under any synthetic leases, off-balance sheet loan or similar off-balance sheet financing of such Person, (vii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (viii) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by such Person. For all purposes, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in Indebtedness of the type described in clauses (i), (ii), (iv), (vi) and (vii) of this definition.
“Information” has the meaning specified in Section 5.15.

6622466

“Initial Closing” means the consummation of the transactions to occur on the Initial Closing Date hereunder.
“Initial Closing Date” means the date of this Agreement.
“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
“Interest Rate” means 8.0% per annum.
“Investment Documents” means, collectively, the Loan Documents, the Warrants, the Warrant Interests and all other instruments and documents executed and delivered in connection with the Transaction.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or, other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan Documents” means, collectively, this Agreement, the Notes and all other instruments and documents executed and delivered in connection therewith.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its material obligations under any Investment Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Investment Document.
“Maturity Date” means February 20, 2018.
“Maximum Rate” has the meaning specified in Section 5.6.
“Notes” or “2015 Notes” means the Senior Subordinated Notes dated as of the date hereof or any Subsequent Closing Date (which notes shall be in the form attached hereto as Exhibit I) issued by the Borrower made payable severally to the Purchasers and evidencing the Borrower’s repayment obligation for the loan to the Borrower described in Section 1.1, together with all other Notes accepted from time to time in substitution, renewal or replacement for all or any part thereof including pursuant to Section 5.16.
“Obligations” means all principal, interest (including all interest, fees and other amounts that accrue after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower, whether or not allowed in such proceeding), any fees, charges, expenses, attorneys’ fees, and any other sum chargeable to the Borrower under this

6622466

Agreement, the Notes, or any other Investment Document, together with all Indebtedness of any and every other kind and nature whether heretofore, now or hereafter owing, arising, due and payable and howsoever evidenced, created or incurred and whether arising or existing under written agreement or operation of law, of any kind or nature, present or future, in each case arising under this Agreement or any of the other Investment Documents.
“OFAC” means Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001).
“Patriot Act” means Public Law 107-56 of the United States of America, United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.
“Permitted Liens” means (a) Liens existing on the date of this Agreement and disclosed on Schedule 6.1(a); (b) Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or to the extent to which adequate reserves have been established and are being maintained in accordance with GAAP; (c) Liens in favor of banking institutions arising in the ordinary course of business as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (d) landlords’ and lessors’ liens or liens in respect of pledges or deposits under worker’s compensation, unemployment insurance, social security laws, or similar legislation or in connection with appeal and similar bonds incidental to litigation; mechanics’, laborers’, carriers’, warehouseman’s, materialmen’s and similar liens; (e) liens securing the performance of bids, tenders, contracts and statutory obligations incidental to the conduct of the Borrower’s business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; (f) judgment liens that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay; (g) easements, rights of way, restrictions and other similar charges or Liens relating to real property and not interfering in a material way with the ordinary conduct of the Borrower’s business; and (h) Liens securing purchase money Indebtedness; provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness.
“Person” or “person” means an individual, a company, a corporation, an association, a partnership, a joint venture, a limited liability company or partnership, an unincorporated trade or business enterprise, a trust, an estate, or a government (national, regional or local) or an agency, instrumentality or official thereof.
“Prior Agreement” has the meaning specified in the recitals.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Regulation D” means Regulation D under the Securities Act.
“Required Purchasers” has the meaning specified in Section 5.13(a).

6622466

“SEC Documents” has the meaning specified in Section 3.7.
“Securities” means, collectively, the Notes, the Warrants and the Warrant Interests.
“Securities Act” means the Securities Act of 1933, as amended.
“Subordination Agreement” has the meaning specified in Section 1.9.
“Subsequent Closing” has the meaning specified in Section 1.1(d).
“Subsequent Closing Date” means consummation of the transactions to occur on each Subsequent Closing Date hereunder.
“Subsidiary” means any corporation, association, joint stock company, business trust or other similar organization of which more than 50% of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by a Person or a Subsidiary of such Person; or any other such organization the management of which is directly or indirectly controlled by a Person or a Subsidiary of such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which a Person has a more than 50% ownership interest.
“Total Commitment” shall mean the aggregate amount each Purchaser has agreed to loan to the Borrower pursuant to this Agreement as set forth opposite each Purchaser’s name on Schedule 1.1 under the heading “Total Commitment.”
“Transaction” has the meaning specified in Section 3.2.
“Warrant Holders” means, at any time, the holders of the Warrants at such time.
“Warrant Interests” means all Common Stock issuable upon the exercise of the Warrants.
“Warrants” or “2015 Warrants” has the meaning specified in Section 1.1 (which warrants shall be in the form attached hereto as Exhibit II).
SECTION 6.2    Terms Generally. The definitions in Section 6.1 apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The words “ordinary course of business” are deemed to be followed by the phrase “consistent with past practice.” All references herein to Articles, Sections, Exhibits and Schedules are deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Investment Document means such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature are construed in accordance with GAAP, as in effect from time to time; provided that, if any change in GAAP results in a change in the calculation of the financial covenants or interpretation of the related provisions of this Agreement or any other Investment Document, then the Borrower and Required Purchasers agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP

6622466

with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made and, until such time as this Agreement is so amended, the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP.
*    *    *
[Signatures on following page]

6622466

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	AGENUS INC. By: /s/ Christine Klaskin Name: Christine Klaskin Title: Vice President, Finance

ACKNOWLEDGED AND AGREED:

EXISTING PURCHASERS:	By: /s/ Mark Berg Name: Mark Berg By: /s/ Nicole Berg Name: Nicole Berg

ACKNOWLEDGED AND AGREED:

EXISTING PURCHASER:	By: /s/ Alice Saraydarian Name: Alice Saraydarian

ACKNOWLEDGED AND AGREED:

EXISTING PURCHASER:	By: /s/ Khajak Keledjian Name: Khajak Keledjian

ACKNOWLEDGED AND AGREED:

NEW PURCHASER:

E*TRADE Clearing LLC, not in its corporate capacity but solely as Custodian of the Individual Retirement Account of Mark Berg, and at the direction of Mark Berg.  Further, all representations, warranties, covenants and agreements set forth herein are being made by Mark Berg as owner of the Individual Retirement Account, and not by E*TRADE Clearing LLC

By:   /s/ Matthew A. Murray
Name: Matthew A. Murray
Title: Vice President

ACKNOWLEDGED AND AGREED:

NEW PURCHASER:	NICKY V LLC By: /s/ Nicole Berg Name: Nicole Berg Title: Owner

ACKNOWLEDGED AND AGREED:

NEW PURCHASER:	MSB RESEARCH INC. By: /s/ Mark Berg Name: Mark Berg Title: President

ACKNOWLEDGED AND AGREED:

NEW PURCHASER:	By: /s/ Khalil Barrage Name: Khalil Barrage

ACKNOWLEDGED AND AGREED:

NEW PURCHASER:	Jaymon Investments, LLC By: /s/ Jack Shevel Name: Jack Shevel Title: Manager

Schedule 1.1

		2015 NOTES			WARRANTS
Purchaser	Type of Purchaser	2013 Note Principal Rollover Amount	New Cash Commitment to Purchase 2015 Notes	Total Commitment	Outstanding 2013 Warrants	Allocation of 2015 Warrants
Mark Berg and Nicole Berg	Existing Purchaser	$4,000,000	n/a	$4,000,000	400,000	400,000
Alice Saraydarian	Existing Purchaser	$500,000	$500,000	$1,000,000	50,000	100,000
Khajak Keledjian	Existing Purchaser	$500,000	n/a	$500,000	50,000	50,000
Nicky V LLC	New Purchaser	n/a	$4,500,000	$4,500,000	n/a	450,000
MSB Research Inc.	New Purchaser	n/a	$1,500,000	$1,500,000	n/a	150,000
Khalil Barrage	New Purchaser	n/a	$500,000	$500,000	n/a	50,000
E*TRADE Clearing LLC, Custodian FBO: Mark Berg IRA #[**]	New Purchaser	n/a	$1,500,000	$1,500,000	n/a	150,000
Jaymon Investments, LLC	New Purchaser	n/a	$500,000	$500,000	n/a	50,000
		Total: $5,000,000	Total: $9,000,000	Total: $14,000,000	Total: 500,000	Total: 1,400,000

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 5.1
Contact Information of Purchasers for Notices
Mark & Nicole Berg
[**]
Khajak Keledjian
[**]

Alice Saraydarian
[**]

Nicky V LLC
[**]
Attn: Nicole Berg
MSB Research Inc.
[**]
Attn: Mark Berg
Khalil Barrage
[**]

E*TRADE Clearing LLC, Custodian FBO: Mark Berg IRA #[**]
Harborside Financial Center
501 Plaza 2
34 Exchange Place
Jersey City, NJ 07311
Attn: Alternative Investments Department
Jaymon Investments, LLC
[**]
Attn: Jack Shevel

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 6.1
Permitted Liens

•	Liens pursuant to that certain Loan and Security Agreement, dated as of April 15, 2013, by and among Silicon Valley Bank, Agenus Inc. and Antigenics Inc.

•
Liens consisting of and limited to the rights of Ingalls & Snyder Value Partners L.P. and Arthur Koenig (and their successors and assigns) to receive the following payments pursuant to that certain Revenue Interests Assignment Agreement (the “Revenue Interests Assignment Agreement”) by and among Agenus Inc., Antigenics Inc., Ingalls & Snyder Value Partners L.P. and Arthur Koenig, dated as of April 15, 2013 (as in effect on April 15, 2013): (i) twenty percent (20.0%) of all revenue payments payable to Borrower and/or its Affiliates pursuant to the GSK and Janssen Agreements (as defined below) (as in effect on April 15, 2013), (ii) one-half of one percent (0.50%) of HerpV Net Sales (as defined in the Revenue Interests Assignment Agreement as in effect on April 15, 2013) and (iii) the greater of [**] percent ([**]%) of the total consideration paid to Borrower and [**] Dollars ($[**]) in the event of the disposition of the [**]. As used herein, “GSK and Janssen Agreements” means, collectively, (i) that certain amended and restated manufacturing technology transfer agreement dated January 16, 2009 by and between GlaxoSmithKline Biologicals SA and Antigenics Inc.(as amended by that certain first right to negotiate and amendment agreement effective March 2, 2012, and as further amended or modified from time to time) (ii) that certain license agreement dated as of July 6, 2006 by and between GlaxoSmithKline Biologicals SA and Antigenics Inc. (as amended by that certain binding letter of intent dated July 20, 2007, and as further amended or modified from time to time) and (iii) that certain amended and restated license agreement dated as of September 14, 2009, by and between Antigenics Inc., Elan Pharma International Limited and Elan Pharmaceuticals, Inc. (as amended or modified from time to time), as assigned to Janssen Alzheimer Immunotherapy on July 2, 2009.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit I
FORM OF 8% SENIOR SUBORDINATED NOTE
[see attached]

Exhibit II
FORM OF WARRANT
[see attached]